Investor Contact:                           Media Contacts:
----------------                            --------------
Joseph D. Pititto                           Ken Young
(516) 237-6131                              (516) 237-6102
E-mail: invest@1800flowers.com              kyoung@1800flowers.com
------------------------------              ----------------------



1-800-FLOWERS.COM(R) Reports Revenue Growth of 17 Percent to $157 Million for its Fiscal 2005 Third Quarter; Net Loss for the Period was $2.0 Million or $0.03 Per Share

Accelerated revenue growth reflects management's stated strategy to increase its marketing and selling efforts Online revenues grew 23 percent to $91.6 million; telephonic revenues increased 3.1 percent to $52.4 million Company attracted approximately 800,000 new customers while repeat customers represented approximately 58 percent of combined online and telephonic orders


Westbury, NY, April 21, 2005 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading florist and multi-channel retailer of thoughtful gifts for all occasions, today reported record revenues of $157.0 million for its fiscal 2005 third quarter ended March 27, 2005, representing an increase of 17.1 percent compared with revenues of $134.1 million in the prior year period. Online revenues increased
23.0 percent to $91.6 million compared with $74.5 million in the third quarter of fiscal 2004. Telephonic revenues increased 3.1 percent to $52.4 million compared with $50.9 million in the prior year period.

During the quarter, the Company's gross profit margin was 37.6 percent compared with 40.8 percent in the third quarter a year ago. The Company attributed the lower gross profit margin primarily to a combination of product mix, increased promotional discounting related to the highly competitive nature of the Valentine's holiday period as well as increased carrier fuel surcharges and higher shipping costs associated with the Monday placement of the Valentine's holiday.

For the quarter, the Company's operating expense ratio increased 90 basis points to 40.2 percent of total revenues compared with 39.3 percent in the prior year period. This increase primarily reflects the Company's previously announced strategy to increase spending in three key areas: expansion of its marketing and selling programs through both online and broadcast advertising to increase new
                                     (more)


1-800-FLOWERS.COM Reports Record Revenues of $157 Million for its Fiscal 2005 Third Quarter, pg. 2:


customer acquisition and accelerate top-line growth; to add resources, primarily personnel, to expand its Bloomnet(R) business-to-business floral operations and; to invest in the technology platform, marketing programs and personnel for its recently acquired wine business, the WineTasting Network(R). While the two latter areas represent a longer-term strategy, the Company said that during the third quarter, its expanded marketing and selling efforts enabled it to attract approximately 800,000 new customers, an increase of approximately 80,000 compared with the prior year period. This was achieved while concurrently stimulating increased repeat orders from existing customers who represented 57.8 percent of total revenues compared with 56.6 percent in the prior year period.

As a result of the increased operating expense ratio and lower gross profit margin, the Company's net loss for the quarter was $2.0 million, or $0.03 per share, compared with net income of $1.9 million, or $0.03 per fully diluted share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "As we stated in the guidance we provided in January, during the fiscal third quarter we significantly stepped up our marketing and selling efforts, particularly in search, affiliate marketing and broadcast advertising programs. We did this to become more aggressive in terms of new customer acquisition, leveraging what we believe to be the lowest cost to acquire a new customer in the floral gift category. As a result of our increased efforts, during the quarter, we were able to attract approximately 800,000 new customers, nearly 80,000 more than we added in last year's fiscal third quarter. Equally important is that during the period, we were able to deepen our relationships with our more than 15 million existing customers, which resulted in repeat orders representing almost 58 percent of total sales."

McCann noted that the Company's increased marketing efforts enabled it to accelerate total revenue growth to 17 percent during the quarter, driven by online growth of 23 percent. "This included revenue growth of almost 16 percent in the Company's core floral gift category where, through a combination of increased marketing programs and more aggressive promotions, we were able to extend our leadership position despite the highly competitive nature of the Valentine's holiday. In addition, we saw continued double-digit revenue growth in our fast growing Food, Wine and Gift Basket category as well as comparable sales growth of seven percent in our home decor and garden gifts category, continuing the strong sales rebound in this business which began in our fiscal second quarter," he said.

McCann also noted that while the combination of product mix and increased promotions negatively effected gross profit margin during the quarter, the Company expects to improve its gross profit margin during the current fiscal fourth quarter and in its upcoming fiscal 2006 year. "We believe we have the ability to increase gross profit margin going forward through a combination of operational efficiencies and continued strong growth in our higher margin specialty brands gift categories - including our latest acquisition of Cheryl&Co.(R), a leading multi-channel retailer of cookies and other baked gifts that we expect to be nicely accretive to our revenues and margins during fiscal 2006 and beyond."




                                     (more)

1-800-FLOWERS.COM Reports Record Revenues of $157 Million for its Fiscal 2005 Third Quarter, pg. 3:


Company Guidance:
As previously announced, the Company plans to invest in three areas that it believes offer significant opportunities for revenue and profit growth, including: (1) marketing programs including search, affiliate marketing and broadcast advertising in an effort to increase customer acquisition and thereby accelerate revenue growth during the second half of its fiscal year and beyond;
(2) infrastructure investments, primarily personnel-related, in support of its Bloomnet(R) business-to-business operations to grow revenues and market share in this area of the floral gift industry and; (3) investments in the technology platform, marketing programs and personnel for its recently acquired wine business, the WineTasting Network(R).

As a result of the increased investments, and including the absorption of an approximately $1million seasonal operation loss associated with its recently acquired Cheryl&Co.(R) business, the Company said that it anticipates fiscal 2005 fourth quarter revenue growth of more than 12 percent and EPS in a range of $0.05-to-$0.07 per fully-diluted share.

"We are very excited about the near and longer-term benefits we expect from the investments we are making: o in our marketing programs, to extend our leadership position in the floral gift category; o in our Bloomnet B2B operations, to take market share in this highly profitable segment of the floral industry and;
o in our new wine business, the WineTasting Network(R), where we believe we can build a leadership position in a rapidly evolving consumer and business gift segment.

"We believe that these investments, combined with the anticipated revenue and margin contributions from our newest acquisition of Cheryl&Co.(R), will enable us to achieve significant growth in both revenues and profitability in fiscal 2006 and beyond," said McCann.


About 1-800-FLOWERS.COM(R)
For more than 25 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choicesm" - has been providing customers across the nation with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped Fresh From Our Growerssm. Customers can shop 1-800-FLOWERS.COM 24 hours a day, 7 days a week via the phone or Internet (1-800-356-9377 or www.1800flowers.com) or by visiting a Company-operated or franchised store. Gift advisors are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or wwwcherylandco.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); children's gifts from HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com) and wine gifts from the WineTasting Network(R) (www.ambrosiawine.com and www.winetasting.com). 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.


                                                       (more)

1-800-FLOWERS.COM Reports Record Revenues of $157 Million for its Fiscal 2005 Third Quarter, pg. 4:




Special Note Regarding Forward-Looking Statements:
A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve solid, sustainable revenue growth; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to improve its gross profit margin; its ability to successfully integrate its acquired companies, including the recent acquisitions of the WineTasting Network(R) and Cheryl& Co (R); its ability to grow its revenues and leverage its operating infrastructure to enhance profitability; its ability to achieve its stated guidance for its fiscal 2005 fourth quarter and fiscal 2006 year, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

                              (See Attached Tables)

1-800-FLOWERS.COM Reports Record Revenues of $157 Million for its Fiscal 2005 Third Quarter, pg. 5:

                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                                                      March 27, 2005   June 27, 2004
                                                                                    ------------------ --------------
                                                                                          (unaudited)
Assets
Current assets:
     Cash and equivalents                                                                     $71,601         $80,824
     Short-term investments                                                                    20,279          22,550
     Receivables, net                                                                          13,263           9,013

     Inventories                                                                               28,658          19,625
     Deferred income taxes                                                                     18,522          16,463
     Prepaid and other                                                                          3,282           1,517
                                                                                        --------------  --------------
     Total current assets                                                                     155,605         149,992

Property, plant and equipment, net                                                             40,904          42,460
Investments                                                                                     5,865           8,260
Goodwill                                                                                       42,553          34,529
Other intangibles, net                                                                          2,108           2,598
Deferred income taxes                                                                          10,693          13,548
Other assets                                                                                    7,944          10,165
                                                                                        --------------  --------------
    Total assets                                                                             $265,672        $261,552
                                                                                        ==============  ==============

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses                                                    $67,018         $63,266
     Current  maturities of long-term  debt and  obligations  under capital
      leases                                                                                    2,867           3,022
                                                                                        --------------  --------------
     Total current liabilities                                                                 69,885          66,288

Long-term debt and obligations under capital leases                                             3,913           6,062
Other liabilities                                                                               2,856           2,812
                                                                                        --------------  --------------
     Total liabilities                                                                         76,654          75,162
Total stockholders' equity                                                                    189,018         186,390
                                                                                        --------------  --------------
Total liabilities and stockholders' equity                                                   $265,672        $261,552
                                                                                        ==============  ==============





                                     (more)

1-800-FLOWERS.COM Reports Record Revenues of $157 Million for its Fiscal 2005 Third Quarter, pg. 6
:

                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                  Consolidated Statements of Income (Unaudited)
                    (In thousands, except for per share data)

                                                                 Three Months Ended                      Nine Months Ended
                                                        -------------------------------------    -----------------------------------
                                                           March 27, 2005      March 28, 2004     March 27, 2005     March 28, 2004
                                                          ------------------  -----------------  -----------------  ----------------

Net revenues:
  Online                                                         $91,638          $74,521           $252,410         $214,335
  Telephonic                                                      52,424           50,851            199,580          204,596
  Retail/fulfillment                                              12,971            8,697             32,571           23,480
                                                            -------------    -------------       ------------     ------------


       Total net revenues                                        157,033          134,069                             442,411
                                                                                                   484,561


Cost of revenues                                                  97,947           79,429            283,291          253,072
                                                            -------------    -------------       ------------     ------------


Gross profit                                                      59,086           54,640            201,270          189,339

Operating expenses:
  Marketing and sales                                             45,813           37,693            148,546          133,301
  Technology and development                                       4,160            3,576             10,556           10,510
  General and administrative                                       9,864            7,872             25,420           23,228
  Depreciation and amortization                                    3,350            3,572             11,016           11,332
                                                            -------------    -------------       ------------     ------------


       Total operating expenses                                   63,187           52,713            195,538          178,371
                                                            -------------    -------------       ------------     ------------


Operating (loss) income                                          (4,101)            1,927              5,732           10,968


Other income (expense):
   Interest income                                                   570              269              1,227              684
   Interest expense                                                (116)            (182)              (381)            (601)
   Other                                                              55              (5)                 80            (218)
                                                            -------------    -------------       ------------     ------------


Total other income (expense), net                                    509               82                926            (135)
                                                            -------------    -------------       ------------     ------------


(Loss) income before income taxes                                (3,592)            2,009              6,658           10,833
Income taxes                                                     (1,546)             (66)              2,710             (358)
                                                            -------------    -------------       ------------     ------------


Net (loss) income                                               ($2,046)           $1,943             $3,948          $10,475
                                                            =============    =============       ============     ============

Net (loss) income per common share:
          Basic                                                  ($0.03)            $0.03              $0.06            $0.16
                                                            =============    =============       ============     ============

          Diluted                                                ($0.03)            $0.03              $0.06            $0.15
                                                            =============    =============       ============     ============


Weighted average shares used in the calculation of net (loss) income per common share:
          Basic                                                   66,102           66,016             66,124           65,891
                                                            =============    =============       ============     ============
          Diluted                                                 66,102           68,984             67,565           68,876
                                                            =============    =============       ============     ============

Calculation of pre-tax (loss) income per share:

(Loss) income before income taxes                               $(3,592)           $2,009            $6,658          $10,833
                                                            =============    =============      ============    =============

(Loss) income before income taxes per common share:
          Basic                                                  ($0.05)            $0.03             $0.10            $0.16
                                                            =============    =============      ============    =============

          Diluted                                                ($0.05)            $0.03             $0.10            $0.16
                                                            =============    =============      ============    =============


Weighted average shares used in the calculation of (loss) income before income taxes per common share:
          Basic                                                   66,102           66,016            66,124           65,891
                                                            =============    =============      ============    =============
          Diluted                                                 66,102           68,984            67,565           68,876
                                                            =============    =============      ============    =============
                                     (more)

1-800-FLOWERS.COM Reports Record Revenues of $157 Million for its Fiscal 2005 Third Quarter, pg. 7:


                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (unaudited)

                                                                                           Nine Months Ended
                                                                                    --------------------------------
                                                                                    March 27, 2005      March 28,
                                                                                                          2004
                                                                                    ---------------   --------------

Operating activities:
Net Income                                                                                 $3,948           $10,475
Reconciliation of net income to net cash provided by operations:
  Depreciation and amortization                                                            11,016            11,332
  Deferred income taxes                                                                     2,710                 -
  Bad debt expense                                                                            249               401
  Deferred compensation                                                                       101                 -
  Other non-cash items                                                                          -               170
  Changes in operating items:
       Receivables                                                                         (3,785)           (1,880)
       Inventories                                                                         (8,703)           (2,761)
       Prepaid and other                                                                   (1,765)           (1,106)
       Other assets                                                                         1,840             2,207
       Accounts payable and accrued expenses                                                1,765            (5,756)
       Other liabilities                                                                       44                74
                                                                                    ---------------   --------------
  Net cash provided by operating activities                                                 7,420            13,156


Investing activities:
Purchase of investments                                                                   (84,593)          (34,072)
Sale of investments                                                                        89,259            48,696
Acquisition of business                                                                    (9,674)                -
Capital expenditures, net of non-cash expenditures                                         (8,106)           (5,866)
Other                                                                                         143               187
                                                                                    ---------------   --------------
  Net cash (used in) provided by investing activities                                     (12,971)            8,945
Financing activities:

Acquisition of treasury stock                                                              (2,175)                -
Proceeds from employee stock options/stock  purchase plan
                                                                                              754             1,389
Repayment of notes payable and bank borrowings                                               (967)             (834)
Payment of capital lease obligations                                                       (1,284)           (1,288)
                                                                                    ---------------   --------------
  Net cash used in financing activities                                                    (3,672)             (733)
                                                                                    ---------------   --------------

Net change in cash and equivalents                                                         (9,223)           21,368
Cash and equivalents:
  Beginning of period                                                                      80,824            49,079
                                                                                    ---------------   --------------
  End of period                                                                           $71,601           $70,447
                                                                                    ===============   ==============



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